Exhibit 23.1

A PROFESSIONAL SERVICES FIRM

Certified Public Accountants | Business Consultants

dm-t

decoria · maichel · teague

7307 N. Division, Suite 222
Spokane, Washington 99208

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated November 9, 2016 with respect to the balance sheets of Amazing Energy Oil & Gas, Co. as of July 31, 2016 and 2015, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report is referred to into the Registration Statement on Form S-8 under the Securities Act of 1933 dated on or about February 14, 2017.

DECORIA, MAICHEL & TEAGUE, P.S.

Decoria, Maichel & Teague, P.S.
Spokane, Washington
February 14, 2017